Settlement agreement

Party A: China Construction bank Shanghai Yangpu branch
Party B: Shanghai wanxing Bio-pharmaceutical Co. Ltd

After discussion between Party A and Party B, both parties has made a settlement agreement regarding returning the loan principle RMB30,000,000 and interest to Party A. the following is the settlement agreement.

1.	As at Oct 21, 2006, Party B has returned loan principle RMB2,500,000 to Party A. there is principle of RMB27,500,000 and interest RMB4,163,010.03 which have not yet paid. (cut-off day is Oct 21, 2006)

2.
Party B is supposed to pay principle of RMB6 million the end of Oct, 2006 and pay principle RMB7 million the end of April, 2007; at the end of August 2007, Party B should pay RMB7 million. The rest of 7.5 million and interest need to be paid before the end of December 2007.

3.	During the term of returning the loan, the interest should still be calculated for unpaid loan until the loan gets totally paid.

4.
If Party B fails to pay back the loan based on above settlement, Party A has right to ask Shanghai Yangpu court to force Party B to perform the obligation or sell the Party B’s pledged land or house property through auction in accordance with the legal procedure, where money obtained shall pay the debt first.

5.	This settlement agreement is in 3 copies, party A & B and Yangpu court each has one copy.

Stamp of both parties.

Date: Oct 24, 2006